Conformed Submission Type:	NT 10-Q

Public Document Count:		1

Conformed Period of Report:	19990131

Filed as of Date:

SROS:





Filer:



      Company Data:

            Company Conformed Name:	            E-Commerce West
Corp.

            Central Index Key:

            Standard Industrial Classification:
Services-Miscellaneous AMU

            IRS Number:                         95-4091368

            State of Incorporation:             UT

            Fiscal Year End:                    0731



Filing Values:

            Form Type:        NT 10-Q

            SEC Act:          1934 Act

            SEC File Number:  0-10315

            Film Number:



      Business Address:

            Street 1:         152 Sherman St.

            City:             Deadwood

            State:            SD

            Zip:              57732

            Business Phone:   6055781299



      Mail Address:

            Street 1:         P.O. Box 624

            City:             Deadwood

            State:            SD

            Zip:              57732



      Former Company:

            Former Conformed Name:  Royal Casino Group, Inc.

            Date of Name Change:    19980728

































                  U.S. SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                FORM 12b-25



                                                SEC File Number
0-10315

                                                Cusip Number
268310 10 9



                          NOTICE OF LATE FILING

(Check One):



[] Form 10-K [] Form 11-K [] Form 20-F [x] Form 10-Q [] Form
N-SAR

For Period Ended: January 31, 1999



_________________________________________________________________
 _____________



If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:
N/A

_________________________________________________________________
 _____________



Part I--Registrant Information

_________________________________________________________________
 _____________



      Full Name of Registrant:      E-Commerce West Corp.



      Former Name if Applicable:    Royal Casino Group Inc.



      Address of Principle Executive Office (Street and Number):

            152 Sherman St.

            Deadwood, SD 57732

_________________________________________________________________
 _____________



Part II--Rules 12b-25(b) and (c)

_________________________________________________________________
 _____________



If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check box if appropriate)



[]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;



[X]   (b) The subject annual report or semi-annual
report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



[]    (C) The accountant=s statement or other exhibit required
by Rule 12b-25(c) has been attached if applicable.



















_________________________________________________________________
 _____________

PART III--Narrative

_________________________________________________________________
 _____________



State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.



The Registrant is unable to file its Quarterly Report on Form 10-Q within the prescribed time period because the Company is including additional information that is being co-prepared by the Company=s outside accounting and auditing firms, both of which are experiencing seasonal tax issues.

_________________________________________________________________
 _____________



Part IV--Other Information

_________________________________________________________________
 _____________



(1) Name and telephone number of person to contact in regard to this notification

                            Jon F. Elliott

                         E-Commerce West Corp.

                           152 Sherman St.,

                          Deadwood, SD 57732

                            605 578-1299



(2) Have all other period reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes   [] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [] Yes    [X] No



If so; attached is an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           E-Commerce West Corp.

               _______________________________________________

                 (Name of Registrant as specified in charter)



has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  March 15, 1999              By: /s/ Jon F. Elliott


     Jon F. Elliott, President/CEO